Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-146225 on Form S-3 of our report dated March 4, 2011, relating to the consolidated financial statements and financial statement schedule of Vectren Utility Holdings, Inc., appearing in this Annual Report on Form 10-K of Vectren Utility Holdings, Inc. for the year ended December 31, 2010.

/s/ Deloitte & Touche, LLP
Indianapolis, Indiana
March 4, 2011